Exhibit 99.1

SPAR Group Announces Financial Results for the Second Quarter and Six Months Ended June 30, 2019

WHITE PLAINS, N.Y., August 14, 2019 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (Nasdaq: SGRP), a leading supplier of retail merchandising, business technology and other marketing services in 10 countries throughout North America, Latin America, Asia Pacific and Africa, today announced financial results for the three- and six-month periods ended June 30, 2019.

Highlights for the three- and six-month periods ended June 30, 2019, as compared to the same periods during the prior year include the following:

●

Revenue for the second quarter of 2019 increased $9.0 million, or 15.2 percent, to $68.2 million. Domestic operations contributed $6.5 million of the year-over-year revenue growth. International operations contributed $2.5 million of the increase.

●

Revenue for the six-month period ending June 30, 2019 increased $11.6 million, or 10.2 percent, to $125.4 million. Domestic operations contributed $6.7 million of the year-over-year revenue growth. International operations contributed $4.8 million of the increase. The International increase is primarily due to the year-to-date growth in Brazil of $5.1million, which was partially offset by weakness in other countries.

●

Operating income for the second quarter increased $5.5 million to $4.2 million, compared to an operating loss of $(1.2 million) for the same period last year. During the second quarter of 2018, the Company recorded one-time charges totaling approximately $2.0 million. Adjusting for one-time charges, operating income during the second quarter increased $3.0 million year over year.

●

Operating income for the six-month period ending June 30, 2019 increased $6.5 million to $6.0 million, compared to an operating loss of $(506,000) for the same period last year. During the first half of 2018, the Company recorded one-time charges totaling approximately $2.0 million. Adjusting for one-time charges, operating income during the first half of 2019 increased $4.0 million year over year.

●

Net income attributable to SPAR Group for the second quarter of 2019 was $1.5 million, or $0.07 per diluted share, compared to a net loss of $(1.8 million), or $(0.09) per diluted share, during the second quarter of 2018.

●

Net income attributable to SPAR Group for the six-month period ending June 30, 2019 was $2.1 million, or $0.10 per diluted share, compared to a net loss of $(1.6 million), or $(0.08) per diluted share, during the same period last year.

●	As highlighted in the GAAP reconciliation tables, EBITDA for the second quarter of 2019 increased +475% to $3.5 million, compared to Adjusted-EBITDA of $600,000 during the same period last year.

●

As highlighted in the GAAP reconciliation table below, EBITDA for the six months ended June 30, 2019 increased +235% to $5.3 million, compared to Adjusted-EBITDA of $1.6 million during the same period last year.

Financial Results by Geography (in 000's, except per share data)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
Revenue:	2019	2018	Change	2019	2018	Change
International	$40,217	$37,668	6.8%	$78,721	$73,878	6.6%
Domestic	28,006	21,556	29.9%	46,662	39,925	16.9%
Total	$68,223	$59,224	15.2%	$125,383	$113,803	10.2%

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
Operating Income/(Loss):	2019	2018	Change	2019	2018	Change
International	$1,622	$663	144.6%	$2,601	$1,713	51.8%
Domestic	2,608	(1,900)	nmf	3,360	(2,219)	nmf
Total	$4,230	$(1,237)	nmf	$5,961	$(506)	nmf

	Three Months Ended June 30,			Six Months Ended June 30,
Net income (loss):	2019	2018		2019	2018
International	$279	$(32)	nmf	$501	$355	41.1%
Domestic	1,244	(1,731)	nmf	1,638	(1,993)	nmf
Total	$1,523	$(1,763)	nmf	$2,139	$(1,638)	nmf

Earnings Per Basic and Diluted Share:
	$0.07	$(0.09)		$0.10	$(0.08)

“Improvements in domestic operations continue to be the primary driver of year-over-year financial improvements. Momentum in our domestic business continues with new customer acquisitions and a growing pipeline. Domestic revenue is also benefiting from store remodeling, as our retail customers revitalize their stores to bolster foot traffic and compete against online sales growth. Our international revenue faces a headwind with foreign currency translation, but overall we are keeping pace with market growth,” said Chief Executive Officer, Christiaan Olivier. “We continue to face cost pressures domestically due to a tight labor market. However, we see opportunities for organic growth both domestically and internationally, which we expect will help to offset near-term factors affecting profitability.”

Margin Profile by Geography

Gross Margin:

	Three Months Ended June 30,		Basis Point	Six Months Ended June 30,		Basis Point
	2019	2018	Change	2019	2018	Change
International	16.9%	14.6%	230	16.2%	14.8%	140
Domestic	25.9%	23.0%	290	25.7%	23.1%	260
Total	20.6%	17.6%	300	19.7%	17.8%	190

Operating Income as a % of Sales

	Three Months Ended June 30,		Basis Point	Six Months Ended June 30,		Basis Point
	2019	2018	Change	2019	2018	Change
International	4.0%	1.8%	220	3.3%	2.3%	100
Domestic	9.3%	(8.8%)	1,810	(7.2%)	(5.6%)	(1,280)
Total	6.2%	(2.1%)	830	4.8%	(0.4%)	520

International gross profit margin for the three and six month periods ended June 30, 2019 were 16.9% and 16.2%, compared to 14.6% and 14.8%, respectively, for the same periods in 2018. For the three month period ended June 30, 2019 the international subsidiaries, with the exception of Brazil, have been experiencing gross margin pressure compared to the same period last year. And, with the exception of India, Australia, and Mexico, all other international subsidiaries experienced gross profit margin improvement in the first six months of 2019 compared to the same period last year.

Domestic gross profit margin for the three and six month periods ended June 30, 2019, were 25.9% and 25.7%, compared to 23.0% and 23.1%, respectively, for the same periods in 2018. The year-over-year increase in domestic gross profit margins was primarily due to an increase in higher margin project work and the shift to a more profitable labor platform in August 2018.

Balance Sheet as of June 30, 2019

At June 30, 2019, cash and cash equivalents totaled $7.8 million. Working capital was $15.3 million and current ratio was 1.3 to 1. Total current assets and total assets were $67.7 million and $86.9 million, respectively.  Total liabilities were $58.0 million and total equity was $28.9 million at June 30, 2019.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide and coordinates the operations through the use of multi-lingual proprietary technology which drives the logistics, communication and reporting for global operations and customers. SPAR works primarily in mass merchandiser, office supply, value, grocery, drug, independent, convenience, home improvement and electronics stores; as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied projects and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan, in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company currently does business in ten countries that encompass approximately 50% of the total world population through its operations in the United States, Canada, Japan, South Africa, India, China, Australia, Mexico, Brazil and Turkey. For more information, please visit the SPAR Group's website at http://www.sparinc.com.

Forward-Looking Statements

This Press Release contains and the above referenced recorded comments will contain "forward-looking statements" made by SPAR Group, Inc. ("SGRP", and together with its subsidiaries, the "SPAR Group" or the "Company"), will be filed shortly in a Current Report on Form 10-Q by SGRP with the Securities and Exchange Commission (the "SEC"). There also are "forward looking statements" contained in SGRP's Annual Report on Form 10-K/A for the year ended December 31, 2018 (the "Annual Report"), which was filed by SGRP with the SEC on April 24, 2019, and SGRP's definitive Proxy Statement respecting its Annual Meeting of Stockholders to be held on May 15, 2019 (the "Proxy Statement"), which SGRP filed with the SEC on April 29, 2019, and SGRP's Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and statements as and when filed with the SEC (including the Annual Report and the Proxy Statement, each a "SEC Report"). "Forward-looking statements" are defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other applicable federal and state securities laws, rules and regulations, as amended (together with the Securities Act and Exchange Act, collectively, "Securities Laws").

The forward-looking statements made by the Company in this Press Release may include (without limitation) any expectations, guidance or other information respecting the pursuit or achievement of the Company's corporate strategic objectives (growth, customer value, employee development, greater productivity & efficiency, and earnings per share). Building upon the Company's strong foundation, leveraging compatible global opportunities, growing the Company’s client base and contacts, continuing to strengthen the Company’s balance sheet, growing revenues and improving profitability through organic growth, new business developments and strategic acquisitions, and continuing to control costs. The Company's forward-looking statements also include, in particular and without limitation, those made in "Business", "Risk Factors", "Legal Proceedings", and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report. You can identify forward-looking statements in such information by the Company's use of terms such as "may", "will", "expect", "intend", "believe", "estimate", "anticipate", "continue", "plan", "project" or similar words or variations or negatives of those words.

You should carefully consider (and not place undue reliance on) the Company's forward-looking statements, risk factors and the other risks, cautions and information made, contained or noted in or incorporated by reference into this Press Release, the Annual Report, the Proxy Statement and the other applicable SEC Reports that could cause the Company's actual performance or condition (including its assets, business, clients, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, performance, prospects, sales, strategies, taxation or other achievement, results, risks, trends or condition) to differ materially from the performance or condition planned, intended, anticipated, estimated or otherwise expected by the Company (collectively, "expectations") and described in the information in the Company's forward-looking and other statements, whether express or implied. Although the Company believes them to be reasonable, those expectations involve known and unknown risks, uncertainties and other unpredictable factors (many of which are beyond the Company's control) that could cause those expectations to fail to occur or be realized or such actual performance or condition to be materially and adversely different from the Company's expectations. In addition, new risks and uncertainties arise from time to time, and it is impossible for the Company to predict these matters or how they may arise or affect the Company. Accordingly, the Company cannot assure you that its expectations will be achieved in whole or in part, that the Company has identified all potential risks, or that the Company can successfully avoid or mitigate such risks in whole or in part, any of which could be significant and materially adverse to the Company and the value of your investment in SGRP's Common Stock.

You should carefully review the risk factors described in the Annual Report (See Item 1A – Risk Factors) and any other risks, cautions or information made, contained or noted in or incorporated by reference into the Annual Report, the Proxy Statement or other applicable SEC Report. All forward-looking and other statements or information attributable to the Company or persons acting on its behalf are expressly subject to and qualified by all such risk factors and other risks, cautions and information.

The Company does not intend or promise, and the Company expressly disclaims any obligation, to publicly update or revise any forward-looking statements, risk factors or other risks, cautions or information (in whole or in part), whether as a result of new information, risks or uncertainties, future events or recognition or otherwise, except as and to the extent required by applicable law.

Company Contact:

James R. Segreto

Chief Financial Officer

SPAR Group, Inc.

(248) 364-7727

Investor Contact:

Dave Mossberg

Three Part Advisors

(817) 310-0051

SPAR Group, Inc. and Subsidiaries

Consolidated Statements of Income (loss) and Comprehensive Income (loss)

 (In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2019	2019	2018

Net revenues	$68,223	$59,224	$125,383	$113,803
Cost of revenues	54,159	48,759	100,685	93,608
Gross profit	14,064	10,465	24,698	20,195

Selling, general and administrative expenses	9,306	9,196	17,699	17,654
Settlement and other charges	-	1,975	-	1,975
Depreciation and amortization	528	531	1,038	1,072
Operating income (loss)	4,230	(1,237)	5,961	(506)

Interest (income) expense	187	354	388	553
Other (income), net	(192)	(232)	(257)	(304)
Income (loss) before income tax expense	4,235	(1,359)	5,830	(755)

Income tax expense (benefit)	1,428	(262)	1,986	(84)
Net income (loss)	2,807	(1,097)	3,844	(671)
Net (loss) attributable to non-controlling interest	(1,284)	(666)	(1,705)	(967)
Net income (loss) attributable to SPAR Group, Inc.	$1,523	$(1,763)	$2,139	$(1,638)

Basic net income(loss) per common share:	$0.07	$(0.09)	$0.10	$(0.08)

Diluted net income (loss) per common share:	$0.07	$(0.09)	$0.10	$(0.08)

Weighted average common shares – basic	20,816	20,649	20,796	20,649

Weighted average common shares – diluted	21,104	21,649	21,080	21,649

Net income (loss)	$2,807	$(1,097)	$3,844	$(671)
Other comprehensive income (loss):
Foreign currency translation adjustments	59	(650)	167	(680)
Comprehensive income (loss)	2,866	(1,747)	4,011	(1,351)
Comprehensive (income) attributable to non-controlling interest	(1,358)	(391)	(1,808)	(662)
Comprehensive income (loss) attributable to SPAR Group, Inc.	$1,508	$(2,138)	$2,203	$(2,013)

SPAR Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,826	$7,111
Accounts receivable, net	57,462	46,142
Prepaid expenses and other current assets	2,461	1,879
Total current assets	67,749	55,132
Property and equipment, net	3,085	2,950
Operating lease right-of-use assets	4,770	-
Goodwill	3,788	3,788
Intangible assets, net	3,067	3,332
Deferred income taxes	2,687	2,568
Other assets	1,734	1,325
Total assets	$86,880	$69,095

Liabilities and equity
Current liabilities:
Accounts payable	$10,338	$8,668
Accrued expenses and other current liabilities	22,583	18,168
Due to affiliates	4,520	4,645
Customer incentives and deposits	968	620
Lines of credit and short-term loans	13,182	10,414
Current portion of operating lease liabilities	843	-
Total current liabilities	52,434	42,515
Operating lease liabilities, less current portion	3,927	-
Long-term debt and other liabilities	1,634	1,806
Total liabilities	57,995	44,321

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares– 2,445,598
Issued and outstanding shares–
None – June 30, 2019, and December 31, 2018	–	–
Common stock, $.01 par value:
Authorized shares – 47,000,000
Issued shares – 20,847,461 – June 30, 2019, and 20,776,588 December 31, 2018	209	208
Treasury stock, at cost 1,697 shares – June 30, 2019, and 7,895 December 31, 2018	(15)	(8)
Additional paid-in capital	16,410	16,304
Accumulated other comprehensive loss	(3,556)	(3,638)
Retained earnings	5,553	3,432
Total SPAR Group, Inc. equity	18,601	16,298
Non-controlling interest	10,284	8,476
Total equity	28,885	24,774
Total liabilities and equity	$86,880	$69,095

Reconciliation of Net Income to Adjusted EBITDA (unaudited)
(000’s)	Three Months Ended	Three Months Ended
	30-Jun-19	30-Jun-18
Reported net income	1,523	(1,763)
Income tax expense (benefit)	9 1,428	(262)
Income before income tax expense	2,951	(2,025)
Other adjustments	-	1,975
Interest and other expense (benefit)	(5)	122
Depreciation and amortization	528	531
Adjusted EBITDA	3,474	603

Reconciliation of Net Income to Adjusted EBITDA (unaudited)
(000’s)	Six Months Ended	Six Months Ended
	30-Jun-19	30-Jun-18
Reported net income	2,139	(1,638)
Income tax expense (benefit)	9 1,986	(84)
Income before income tax expense	4,125	(1,722)
Other adjustments	-	1,975
Interest and other expense (benefit)	131	249
Depreciation and amortization	1,038	1,072
Adjusted EBITDA	5,294	1,574